Exhibit 5.1

April 19, 2013

Discount Coupons Corporation
5584 Rio Vista Drive
Clearwater, FL 33760

Gentlemen:

We are acting as counsel for Discount Coupons Corporation, a Florida company (the “Company”), in connection with the Registration Statement on Form S-1 (such Registration Statement, as amended from time to time, is herein referred to as the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance and sale by the parties listed as selling stockholders in the Registration Statement (“Selling Stockholders”) of 10,994,823 shares of common stock of the Company, par value per share $0.00001 (the “Common Stock”), in the offering described in the Registration Statement (the “Shares”).

We have reviewed and are familiar with such documents, certificates, corporate proceedings and other materials, and have reviewed such questions of law, as we have considered relevant or necessary as a basis for this opinion.  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, validly issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Florida of the United States. This opinion opines upon Florida law, including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Interest Of Named Experts And Counsel” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP